Exhibit 5.2 Simpson Thacher & Bartlett llp
900 G Street, NW Washington, D.C. 20001
telephone: +1-202-636-5500 facsimile: +1-202-636-5502
Direct Dial Number	E-mail Address

March 28, 2022

Paysafe Limited
Victoria Place
31 Victoria Street
Hamilton H10, Bermuda

Ladies and Gentlemen:

We have acted as United States counsel to Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to 5,000,000 warrants to purchase common shares, par value $0.001 per share, of the Company (the “Company Common Shares”) at an exercise price of $11.50 per Company Common Share (the “Warrants”), originally issued by Foley Trasimene Acquisition Corp. II, a Delaware corporation (“FTAC”), pursuant to the Warrant Agreement, dated as of August 21, 2020 (the “Warrant Agreement”), between FTAC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as modified by the Warrant Assumption Agreement, dated as of March 30, 2021 (the “Warrant Assumption Agreement”), among FTAC, the Company and the Warrant Agent, pursuant to which the Company assumed all rights and obligations of FTAC under the Warrant Agreement. The Warrants may be sold or delivered from time to time by the selling securityholders named in the Registration Statement for an indeterminate aggregate offering price.

We have examined the Registration Statement, the Warrant Agreement (including the form of Warrant set forth therein) and the Warrant Assumption Agreement, each of which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Warrant Agreement and the Warrant Assumption Agreement are the valid and legally binding obligations of each party thereto other than the Company.

In rendering the opinion set forth below, we have assumed that (1) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Warrant Assumption Agreement in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery and performance by the Company of the Warrant Assumption Agreement do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, delivery and performance by the Company of the Warrant Assumption Agreement (a) do not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) complies with all applicable regulatory requirements.

Paysafe Limited

March 25, 2022

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth in the paragraph above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

In addition, we express no opinion as to validity, legally binding effect or enforceability of Section 9.9 of the Warrant Agreement or Section 2(d) of the Warrant Assumption Agreement relating to the severability of provisions of the Warrant Agreement and the Warrant Assumption Agreement, respectively.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP